Exhibit 10.37
TENDER AND SUPPORT AGREEMENT
This Tender and Support Agreement (this “Agreement”), dated as of June 3, 2024, is entered into by and among Hagerty, Inc., a Delaware corporation (the “Company”), each of the persons listed on Schedule A hereto (each, a “Public Warrant Holder”), each of the persons listed on Schedule B hereto (each, a “PIPE Warrant Holder”), each of the persons listed on Schedule C hereto (each, an “Underwriter Warrant Holder”), each of the persons listed on Schedule D hereto (each, a “Private Placement Warrant Holder”), and each of the persons listed on Schedule E hereto (each, an “OTM Warrant Holder” and, together with the Public Warrant Holders, the PIPE Warrant Holders, the Underwriter Warrant Holders and the Private Placement Warrant Holders, the “Warrant Holders”).
WHEREAS, as of the date hereof, each Public Warrant Holder, Private Placement Warrant Holder, Underwriter Warrant Holder and OTM Warrant Holder is the beneficial owner of warrants (the “Public Warrants”, the “Private Placement Warrants”, the “Underwriter Warrants” and the “OTM Warrants”, respectively) sold as part of the units in the initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) of Aldel Financial Inc., a Delaware corporation and the Company’s predecessor (“Aldel”), in each case governed by the Warrant Agreement, dated as of April 8, 2021 (the “IPO Warrant Agreement”), by and between Aldel and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”);
WHEREAS, as of the date hereof, each PIPE Warrant Holder is the beneficial owner of warrants issued in a private placement in connection with the closing of the Company’s business combination (the “PIPE Warrants” and, together with the Public Warrants, the Private Placement Warrants, the Underwriter Warrants and the OTM Warrants, the “Warrants”), which are governed by the Warrant Agreement, dated as of December 2, 2021 (the “Business Combination Warrant Agreement” and together with the IPO Warrant Agreement, the “Warrant Agreements”), by and between Aldel and the Warrant Agent;
WHEREAS, as of the date hereof, the Public Warrants are listed on the New York Stock Exchange under the symbol “HGTY.WS” and there are a total of 5,750,000 Public Warrants, 257,500 Private Placement Warrants, 28,750 Underwriter Warrants, 1,300,000 OTM Warrants and 12,147,300 PIPE Warrants outstanding;
WHEREAS, each Warrant entitles its holder to purchase one share of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) for a purchase price of either (i) $11.50 for the Public Warrants, the Private Placement Warrants, the Underwriter Warrants and the PIPE Warrants, or (ii) $15.00 in for the OTM Warrants, as applicable, subject to certain adjustments;
WHEREAS, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (as may be amended and supplemented, the “Registration Statement”) to offer all Warrant Holders the opportunity to exchange their Warrants for shares of Class A Common Stock, based on an exchange ratio of 0.20 shares of Class A Common Stock per Warrant and subject to other terms and conditions to be disclosed in the Registration Statement;
WHEREAS, concurrent with the Exchange Offer and as part of the Registration Statement, the Company is initiating a consent solicitation (the “Consent Solicitation”) to solicit the consent of the holders of the Warrants to amend (the “Warrant Amendment”), effective upon, and subject to, the completion of the Exchange Offer, the terms of the Warrant Agreements to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.18 shares of Class A Common Stock, which is a ratio of 10% less than the exchange ratio applicable to the Exchange Offer, subject to the terms and conditions to be disclosed in the Registration Statement; and
WHEREAS, as an inducement to the Company’s willingness to initiate the Exchange Offer and the Consent Solicitation, each Warrant Holder has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
Section 1.01 Agreement to Tender. Each Warrant Holder shall validly tender or cause to be validly tendered to the Company, and shall not withdraw or cause to be withdrawn from the Company, all Warrants beneficially owned by such Warrant Holder as of the date hereof as set forth opposite such Warrant Holder’s name on Schedule A, Schedule B, Schedule C, Schedule D or Schedule E (such Warrants, the “Subject Warrants”), free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever, pursuant to and in accordance with the terms of the Exchange Offer as described in the Registration Statement, no later than the scheduled or extended expiration time of the Exchange Offer; provided that the exchange ratio is at least the greater of (x) 0.20 shares of Class A Common Stock per Subject Warrant or (y) the exchange ratio set forth in such Registration Statement.
Section 1.02 Agreement to Consent. Each Warrant Holder shall deliver to the Company its timely consent with respect to the Consent Solicitation with respect to all of such Warrant Holder’s Subject Warrants in accordance with the terms and conditions of the Consent Solicitation as described in the Registration Statement.
Section 1.03 Ownership of Warrants. Each Warrant Holder represents and warrants to the Company, as of the date hereof, that such Warrant Holder is the sole beneficial owner of the number of Subject Warrants set forth opposite such Warrant Holder’s name on Schedule A, Schedule B, Schedule C, Schedule D or Schedule E hereto, as applicable, and has good and marketable title to such Subject Warrants, free and clear of any liens, options, rights or other encumbrances, limitations, or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements and those restrictions imposed by applicable securities laws, this Agreement and the Warrant Agreements). Each Warrant Holder shall not transfer any Subject Warrants to any person (other than the Company in connection with the Exchange Offer) unless such person acquiring such Subject Warrants signs a joinder to this Agreement agreeing to be bound by all terms and conditions of this Agreement.
Section 1.04 Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Exchange Offer and Consent Solicitation as soon as practicable, consistent with this Agreement, and agrees to take all steps necessary to update the Registration Statement as required by applicable laws and regulations, and that the Registration Statement, when declared effective, will comply in all material respects with all applicable U.S. Securities and Exchange Commission requirements.
Section 1.05 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 1.06 Termination. This Agreement shall terminate as to all Warrant Holders (a) upon written notice to all the Warrant Holders by the Company at any time, or (b) upon the earlier of (i) the date the Company’s board of directors or any committee thereof determines to no longer pursue the Exchange Offer and the Consent Solicitation, (ii) the consummation of the Exchange Offer and Consent Solicitation and (iii) August 31, 2024.
Section 1.07 Warrant Holder Obligations Several and Not Joint. The obligations of each Warrant Holder hereunder shall be several and not joint, and no Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Warrant Holder.
Section 1.08 Section 16 Matters. The Company agrees that the board of directors of the Company (or an appropriate committee of “non-employee directors” (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) shall, prior to the closing of the Exchange Offer, adopt resolutions approving the transactions contemplated by the Exchange Offer, Consent Solicitation and this Agreement, including, but not limited to, the disposition of Warrants to the Company and the acquisition of Class A Common Stock from the Company by each of State Farm Mutual Automobile Insurance Company (“State Farm”), Markel Group Inc. (“Markel”) and Aldel LLC (“Aldel” and together with State Farm and Markel, the “Section 16 Warrantholder Group”) to exempt such transactions from Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 16b-3 thereunder for each member of the Section 16 Warrantholder Group and certain persons affiliated with a member of the Section 16 Warrantholder Group, respectively, who are subject to Section 16 of the Exchange Act.
Section 1.09 U.S. Federal Income Tax Treatment. The exchange of the Warrants for Class A Common Stock of the Company pursuant to the Exchange Offer is intended to qualify as a reorganization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the parties shall not take any position inconsistent therewith unless otherwise required by applicable law.
Section 1.10 Governing Law. The validity, interpretation, and performance of this Agreement and of the Subject Warrants shall be governed in all respects by the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Section 1.11 Payment for Consent. The Company shall not, directly or indirectly, pay or cause to be paid any consideration, whether by way of fee, higher exchange ratio or otherwise, to any Warrant Holders or other holders of warrant securities for or as an inducement to any consent or tender in the Exchange Offer and Consent Solicitation, or any waiver, amendment, modification or supplement related thereto, unless such consideration is offered to be paid to all Warrant Holders.
Section 1.12 Valid Issuance. The shares of Class A Common Stock, when issued and delivered to the Warrant Holders in accordance with this Agreement, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, and issued in compliance with all applicable federal and state securities laws.
Section 1.13 Directors and Officers. This Agreement applies to Warrant Holders solely in each such Warrant Holder’s capacity as a holder of Warrants, and not to any Warrant Holders or any representative of any Warrant Holders serving as a director or officer of the Company in such capacity. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.
Section 1.14 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

HAGERTY, INC.

By:

Name:

Title:
[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WARRANT HOLDER:

By:

Name:

Title:
[Signature Page to Tender and Support Agreement]

SCHEDULE A

Name of Public Warrant Holder	Number of Public Warrants

SCHEDULE B

Name of PIPE Warrant Holder	Number of PIPE Warrants

SCHEDULE C

Name of Underwriter Warrant Holder	Number of Underwriter Warrants

SCHEDULE D

Name of Private Placement Warrant Holder	Number of Private Placement Warrants

SCHEDULE E

Name of OTM Holder	Number of OTM Warrants